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Pricing Supplement No. 5                                                                                Filing Under Rule 424(b)(3)
Dated: March 16 , 2001                                                                                    Registration No. 333-4288
(To Prospectus dated May 7, 1996 as supplemented by
Prospectus Supplements dated August 1, 1996 and June 18, 1998)

                                                            $107,000,000
                                                        UGI UTILITIES, INC.
                                                     SERIES B MEDIUM-TERM NOTES

PRINCIPAL AMOUNT:  $30,000,000                           CUSIP: 90269QAG4                     FIXED RATE NOTE:  YES

AMORTIZING NOTE:  YES        NO   X                INDEXED NOTE:  YES        NO   X           FLOATING RATE NOTE: NO
                     -----      -------                              -----      -------
                        (SEE BELOW)                                         (SEE BELOW)                       (SEE BELOW)


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FIXED RATE NOTES/FLOATING RATE NOTES:                                FLOATING RATE NOTES:

   Original Issue Date: December 27, 2000                            Base Rate:
   Interest Rate (if fixed rate): 7.135%                                      CD Rate
     Subject to change before maturity date:                            -----
         Yes     (See Below)  No   x
            -----               -------                                       Commercial Paper Rate
   Maturity Date: 12/27/05                                              -----
   Issue Price (as a percentage of
      principal amount): 102.01% plus accrued interest of                     Federal Funds Rate
      $499,450 from December 27, 2000 through March 20, 2001            -----
   Presenting Agent/Principal: Credit Suisse First Boston
        Corporation                                                           LIBOR (See Below)
     Commission (%): 0.50%                                              -----
   Net Proceeds to the Company: 101.51% plus
     $499,450 accrued interest from December 27, 2000                         Prime Rate
      through March 20, 2001                                            -----
   Redemption Commencement Date (if any): N/A
   Repayment Dates (if any): N/A                                              Treasury Rate
   Redemption Price: N/A                                                -----
   Repayment Price: N/A
Interest Payment Dates: May 15, Nov 15                                        Other (See Below)
   Original Issue Discount Note:                                        -----
      Yes:      No:  x
          -----    -------                                           Index Maturity:
      If Yes:                                                        Spread (plus or minus):
         Yield to Maturity:                                             Subject to change before maturity date:
         Initial Accrual Period:                                           Yes     (See Below)   No
         OID Default Amount:                                                  -----                -----
   Reset of Interest Rate, Spread or                                 Spread Multiplier:
      Spread Multiplier:                                                Subject to change before maturity date:
      Yes:    (See Below)  No:  x                                          Yes     (See Below)   No
          ----                -------                                         -----                -----
   Any material United States income tax                             Maximum Interest Rate:
      consequences of purchasing, holding or                         Minimum Interest Rate:
      disposing of the Notes:                                        Initial Interest Period:
      A/S:  x          Other:                                        Initial Interest Rate:
          -------            ---------------                         Interest Reset Periods:
                                                                     Interest Reset Dates:
                                                                     Interest Determination Dates:
                                                                     Calculation Dates:  A/S
                                                                     Regular Record Date:  A/S
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                              NO ADDITIONAL TERMS


        As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $105,000,000; and the aggregate initial public offering price of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $105,000,000. "N/A" as used herein means "Not Applicable", "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                           CREDIT SUISSE FIRST BOSTON